Entrada Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results

– Received FDA authorization to initiate ELEVATE-44-102 in the U.S. –

– Received MHRA authorization to initiate ELEVATE-44-201 in the U.K. –

– Submitted regulatory filings to support global clinical studies for ENTR-601-44 in the EU, and ENTR-601-45 in the U.K. and EU –

– Cash runway expected into Q2 2027 with $420 million in cash, cash equivalents and marketable securities as of December 31, 2024 –

BOSTON, February 27, 2025 (GLOBE NEWSWIRE) – Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported financial results for the fourth quarter and full year ended December 31, 2024 and highlighted recent business updates.

“We are thrilled to begin 2025 with significant momentum. The entire Entrada team has been laser focused on advancing our Duchenne muscular dystrophy franchise, driven by our commitment to bringing a potential best-in-class therapy to patients and their families,” said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics. “The positive data we have presented to date has supported regulatory clearance in multiple geographies for our ELEVATE-44 program and has accelerated the pace at which we are advancing our exon 45, 50 and 51 programs. With a cash runway expected into the second quarter of 2027, we believe we have the people, pipeline and resources to deliver on our bold mission for patients and investors alike.”

Recent Corporate Highlights

•The U.S. Food and Drug Administration (FDA) removed the clinical hold on ENTR-601-44 in Duchenne muscular dystrophy (DMD) in February 2025. Entrada received FDA authorization to initiate ELEVATE-44-102, a Phase 1b Multiple Ascending Dose (MAD) clinical study of ENTR-601-44 in the U.S. in non-ambulatory and ambulatory adult patients living with DMD who are amenable to exon 44 skipping.
•In February 2025, the Company announced the receipt of authorization from the U.K.’s Medicines and Healthcare Products Regulatory Agency (MHRA) and Research Ethics Committee to initiate ELEVATE-44-201, a Phase 1/2 MAD clinical study of ENTR-601-44 in patients living with DMD who are amenable to exon 44 skipping. Entrada remains on track to initiate ELEVATE-44-201 in the U.K. in Q2 2025.
•Entrada submitted regulatory filings to initiate a global Phase 1/2 MAD clinical study of ENTR-601-45 in patients living with DMD who are amenable to exon 45 skipping in the U.K. and the EU. The Company remains on track to submit global regulatory applications for ENTR-601-50 in H2 2025 and for ENTR-601-51 in 2026.

•Vertex continues to enroll and dose the MAD portion of the Phase 1/2 clinical study for VX-670 in people with myotonic dystrophy type 1, in which the safety and efficacy of VX-670 will be evaluated.
•The Company has also generated positive preclinical data from programs outside of its neuromuscular franchise, which include new moieties, and expects to share its first clinical candidate in ocular disease later in 2025.

Upcoming Investor Conferences

•TD Cowen’s 45th Annual Health Care Conference, Boston, MA on March 5
•37th Annual Roth Conference, Dana Point, CA on March 17

Fourth Quarter and Full Year 2024 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $420.0 million as of December 31, 2024, compared to $352.0 million as of December 31, 2023. The increase was primarily a result of the approximately $100 million registered direct offering completed in June of 2024 and the receipt of the $75 million payment for the clinical advancement milestone for VX-670 that was achieved in the first quarter of 2024, offset by cash used to fund operations. Based on current operating plans, the Company believes that its cash, cash equivalents and marketable securities as of December 31, 2024 will be sufficient to fund its operations into the second quarter of 2027.

Collaboration Revenue: Collaboration revenue was $37.4 million for the fourth quarter of 2024 and $210.8 million for the full year of 2024, compared to $41.8 million and $129.0 million for the same periods in 2023, respectively.

Research & Development (R&D) Expenses: R&D expenses were $33.4 million for the fourth quarter of 2024 and $125.3 million for the full year of 2024, compared to $28.3 million and $99.9 million for the same periods in 2023, respectively. The increases were primarily driven by additional costs incurred for ENTR-601-44, ENTR-601-45, and ENTR-601-50, as well as higher personnel costs (including non-cash, stock-based compensation).

General & Administrative (G&A) Expenses: G&A expenses were $9.9 million for the fourth quarter of 2024 and $38.5 million for the full year of 2024, compared to $8.7 million and $32.3 million for the same periods in 2023, respectively. The increase was primarily due to higher personnel costs (including non-cash, stock-based compensation).

Net Income (loss): Net income was $1.1 million for the fourth quarter of 2024 and $65.6 million for the full year of 2024, compared to a net loss of $9.5 million for the fourth quarter of 2023 and $6.7 million for the full year of 2023.

About Entrada Therapeutics
Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets that have long been considered inaccessible. The Company’s Endosomal Escape Vehicle (EEV™)-therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through this proprietary, versatile and modular approach, Entrada is advancing a robust development portfolio of RNA-, antibody- and enzyme-based programs for the potential treatment of neuromuscular, ocular, metabolic and immunological diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, expectations regarding Entrada’s planned 1/2 MAD clinical study of ENTR-601-44, including its initiation in the U.K. in Q2 2025, the ability to recruit for and complete the ELEVATE-44-102 study in the U.S., the ability to recruit for and complete global Phase 2 clinical studies for ENTR-601-44, ENTR-601-45 and ENTR-601-50, expectations regarding the timing of regulatory filings for the planned Phase 2 clinical studies for ENTR-601-50 in 2025 and for ENTR-601-51 in 2026, the ability to recruit for and complete global Phase 2 clinical studies for ENTR-601-44, ENTR-601-45 and ENTR-601-50, the potential therapeutic benefits of Entrada’s EEV product candidates and the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including the potential for ENTR-601-44 to be a transformative treatment option, the continued development and advancement of ENTR-601-44, ENTR-601-45, ENTR-601-50, and ENTR-601-51 for the treatment of DMD and the partnered product candidate VX-670 for the treatment of DM1, expectations regarding the progress and success of Entrada’s collaboration with Vertex, the ability to continue to expand and develop additional therapeutic programs, including further exon skipping programs, and the sufficiency of its cash resources into the second half of 2027, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Collaboration revenue	$ 37,398	$ 41,848	$ 210,782	$ 129,013
Operating expenses:
Research and development	33,406	28,291	125,306	99,884
General and administrative	9,859	8,652	38,465	32,291
Total operating expenses	43,265	36,943	163,771	132,175
(Loss) income from operations	(5,867)	4,905	47,011	(3,162)
Other income:
Interest and other income	5,128	4,292	19,474	15,218
Total other income	5,128	4,292	19,474	15,218
(Loss) income before provision for income taxes	(739)	9,197	66,485	12,056
Benefit from (provision for) income taxes	1,870	(18,741)	(859)	(18,741)
Net income (loss)	$ 1,131	$ (9,544)	$ 65,626	$ (6,685)
Net income (loss) per share, basic	$ 0.03	$ (0.29)	$ 1.76	$ (0.20)
Net income (loss) per share, diluted	$ 0.03	$ (0.29)	$ 1.68	$ (0.20)
Weighted‑average common shares outstanding, basic	40,842,849	33,368,901	37,306,363	33,050,319
Weighted‑average common shares outstanding, diluted	43,050,483	33,368,901	39,003,169	33,050,319

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$ 419,998	$ 351,969
Total assets	$ 526,321	$ 469,192
Total liabilities	$ 97,643	$ 226,832
Total stockholders’ equity	$ 428,678	$ 242,360

Investor and Media Contact
Caileigh Dougherty
Head of Investor Relations & Corporate Communications
cdougherty@entradatx.com